Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Digital Realty Trust, Inc.
and
The Board of Directors of the General Partner
Digital Realty Trust, L.P.:
We consent to the incorporation by reference in the registration statements (Nos. 333-147746 and 333-121353) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-163505, 333-142396, 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. and (333-158958, 333-158958-01, 333-180886 and 333-180886-01) on Form S-3 of Digital Realty Trust Inc. and Digital Realty Trust, L.P. of our reports dated March 2, 2015, with respect to:

(i)
The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated income statements, statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, properties and accumulated depreciation;

(ii)	The effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2014, and

(iii)
The consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated income statements, statements of comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, properties and accumulated depreciation, which reports appear in the December 31, 2014 annual report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P.
/s/ KPMG LLP
San Francisco, California
March 2, 2015